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Exhibit 4.2

ANACOR PHARMACEUTICALS, INC.
A DELAWARE CORPORATION

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

June 13, 2006

i

ANACOR PHARMACEUTICALS, INC.
A DELAWARE CORPORATION

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

        This Amended and Restated Investors' Rights Agreement (this "Agreement") is made as of June 13, 2006, by and among Anacor Pharmaceuticals, Inc., a Delaware corporation (the "Company"), the investors listed on Exhibit A hereto (each, an "Investor"), The Pennsylvania State University and Stanford University.

R E C I T A L S

        The Company, certain of the Investors, The Pennsylvania State University and Stanford University have previously entered into an Amended and Restated Investors' Rights Agreement dated as of April 28, 2005 (the "Prior Rights Agreement"). The Company and certain of the Investors have entered into a Series D Preferred Stock Purchase Agreement (the "Purchase Agreement") of even date herewith pursuant to which the Company is selling to such Investors and such Investors are purchasing from the Company shares of the Company's Series D Preferred Stock. A condition to the parties' obligations under the Purchase Agreement is that the Company and the Investors enter into this Agreement in order to provide the Investors with (i) certain rights to register shares of the Company's Common Stock issuable upon conversion of the Series D Preferred Stock held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities as set forth herein. The Company desires to induce the Investors to purchase shares of Series D Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein.

A G R E E M E N T

        The parties hereto agree as follows:

        A.    Amendment of Prior Rights Agreement; Waiver of Right of First Offer.    Effective and contingent upon execution of this Agreement by the Company and the holders of at least 60% of the Registrable Securities, as that term is defined in the Prior Rights Agreement, and upon closing of the transactions contemplated by the Purchase Agreement, the Prior Rights Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company and the holders of the Registrable Securities hereby agree to be bound by the provisions hereof as the sole agreement of the Company and the holders of the Registrable Securities with respect to registration rights of the Company's securities and certain other rights, as set forth herein. The holders of Registrable Securities, as that term is defined in the Prior Rights Agreement, on behalf of themselves and all holders of Registrable Securities pursuant to Section 3.4 of the Prior Rights Agreement, hereby waive any right of first offer, including the notice requirements related thereto, set forth in Section 2.3 of the Prior Rights Agreement with respect to the issuance of Series D Preferred Stock pursuant to the Purchase Agreement.

1.     Definitions; Registration Rights.

        1.1    Definitions.    For purposes of this Agreement:

          (a)   "Board" means the Board of Directors of the Company, as the same shall be constituted from time to time.

          (b)   "Common Stock" means the common stock, par value $0.001 per share, of the Company.

          (c)   "Exempt Registration" means a registration statement relating to the sale of securities by the Company pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction.

          (d)   "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that is intended to be used as a short form for the registration of distribution of secondary shares.

          (e)   "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 of this Agreement.

          (f)    "Investor Holder" means any Investor and any person owning or having the right to acquire Registrable Securities originally issued to any Investor or any assignee thereof in accordance with Section 1.11 of this Agreement.

          (g)   "Major Investor" means any Holder of at least 800,000 Registrable Securities (as appropriately adjusted for stock splits and the like).

          (h)   "Person" means any individual, corporation, partnership, limited liability company, trust, business, association or government or political subdivision thereof, governmental agency or other entity.

          (i)    "Preferred Stock" means the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock of the Company.

          (j)    "Qualified IPO" means the firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 (or any successor form) under the Securities Act, which results in aggregate cash proceeds to the Company of $35,000,000 (net of underwriting discounts and commissions) at a price per share to the public of at least $3.46 (appropriately adjusted for any stock split, dividend, combination or other recapitalization).

          (k)   The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

          (l)    The term "Registrable Securities" means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, provided that shares of Common Stock issued or issuable upon shares of Series D Preferred Stock issued upon exercise of warrants held by Lighthouse Capital Partners V, LP or its affiliates shall not be Registrable Securities for the purposes of Section 2 hereunder, and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clause (i) and this clause (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a Holder in a transaction in which its rights under this Agreement are not assigned. Notwithstanding the foregoing, securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

          (m)  The number of shares of "Registrable Securities then outstanding" shall equal the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

          (n)   "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          (o)   "Securities Act" means the Securities Act of 1933, as amended.

          (p)   "Series A Preferred Stock" means the Series A-1 Preferred Stock and Series A-2 Preferred Stock of the Company.

        1.2    Request for Registration.

          (a)    Initiation.    If the Company shall receive at any time after the earlier of (i) April 28, 2009, or (ii) six months after the effective date of the first registration statement of the Company pertaining to its Common Stock (other than an Exempt Registration), a written request from the Investor Holders of at least a majority of the Registrable Securities then outstanding and held by the (i) holders of Series D Preferred Stock of the Company, (ii) holders of Series C Preferred Stock of the Company or (iii) holders of the Series A Preferred Stock and Series B Preferred Stock of the Company, (the "Initiating Holders") that the Company file a registration statement under the Securities Act, and if the aggregate offering price to the public (net of any underwriters' discounts or commissions) shall be reasonably expected by the Company to be at least $5.0 million, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all other Holders and shall, subject to the limitations of subsections 1.2(b), (c), (d) and (e), use its reasonable best efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Securities which the Initiating Holders request to be registered, together with any Registrable Securities of any Holder joining in such request as are specified in a written notice given by any such Holder to the Company within 20 days after receipt of the Company's notice.

          (b)    Underwritten Offering.    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). The underwriter shall be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. The right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting. All Holders proposing to distribute Registrable Securities through such underwriting shall (together with the Company as provided in Section 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders, including the Initiating Holders, in proportion (rounded to the nearest 100 shares) to the amount of Registrable Securities of the Company then owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, members, retired partners or retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate number of shares carrying registration rights owned by all Persons included in such "selling stockholder," as defined in this sentence.

          (c)    Company Deferral.    If the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

          (d)    Maximum Number of Registrations.    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2 after the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective and the securities offered pursuant to such registrations have been sold.

          (e)    Lockout Period.    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2 during the period starting with the date 60 days prior to the Company's good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 1.3 hereof; provided that if said registration statement is not yet effective, the Company shall be actively employing in good faith its reasonable best efforts to cause such registration statement to become effective.

        1.3    Company Registration.

          (a)    Initiation.    If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock in connection with the public offering of such securities solely for cash (other than an Exempt Registration), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after receipt by such Holder of the Company's notice, the Company shall, subject to the provisions of Sections 1.3(b) and (c) below, use its reasonable best efforts to cause to be registered all of the Registrable Securities that each such Holder has requested to be registered.

          (b)    Underwritten Offering.    In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3(a) to include any securities of any Holder in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata (to the nearest 100 shares) among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case, the selling stockholders may be altogether excluded if the underwriters make the determination described above and no other stockholder's securities are included. For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, members, retired partners or members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder"

  shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such "selling stockholder," as defined in this sentence.

          (c)    Right to Terminate Registration.    The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

        1.4    Form S-3 Registration.

          (a)    Initiation.    If the Company shall receive from any Holder or Holders a written request that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will promptly give written notice of the proposed registration to all other Holders and as soon as practicable, subject to the provisions of Section 1.4(b) below, use its reasonable best efforts to effect such registration of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such notice from the Company.

          (b)    Limitations.    Notwithstanding Section 1.4(a) above, the Company shall not be obligated to effect any such registration pursuant to this Section 1.4 (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled for inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; or (v) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3. Except as otherwise set forth in this Section 1.4, the Holders shall be entitled to request an unlimited number of registrations on Form S-3.

          (c)    S-3 Registration Not Demand Registration.    Registrations effected pursuant to this Section 1.4 shall not be considered or counted as demands for registration or registrations effected pursuant to Section 1.2.

          (d)    Underwritten Offerings.    The substantive provisions of Section 1.2(b) shall apply to the registration if it relates to an underwritten offering.

        1.5    Obligations of the Company.    Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a)   Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, in the instances of a registration initiated pursuant to Section 1.2 or 1.4 keep such registration statement effective for up to one hundred twenty (120) days.

          (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act.

          (c)   Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

          (d)   Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with the managing underwriter of such offering in usual and customary form and consistent with the other provisions of this Agreement. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f)    Notify each Holder of Registrable Securities covered by the registration statement at any time when the Company becomes aware of the happening of any event as a result of which the registration statement or the prospectus included in such registration statement or any supplement to the prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements there in (in the case of the prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Holder shall immediately cease to use such registration statement or prospectus for any purpose and, as promptly as practicable thereafter, the Company shall prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Holders and any underwriters may reasonably request. In any such event, the number of days for which such registration statement is required to be effective hereunder shall be extended accordingly.

          (g)   Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed, if applicable.

          (h)   Provide a transfer agent and registrar for such Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

          (i)    Use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then applicable standards of professional conduct permit said letter to be addressed to the Holders).

          (j)    Notify each Holder of Registrable Securities covered by the registration statement of (i) the expected effective date of the registration statement and (ii) the effectiveness on the actual effective date thereof.

        1.6    Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b), as applicable.

        1.7    Expenses of Registration.

          (a)    Demand and S-3 Registration.    All expenses other than underwriting discounts and commissions incurred in connection with registrations initiated pursuant to Section 1.2 and 1.4, including all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees up to a maximum of $30,000 and disbursements of one counsel for the selling Holders selected by Holders selling a majority of the subject Registrable Securities with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 and 1.4, as applicable.

          (b)    Company Registration.    All expenses other than underwriting discounts and commissions incurred in connection with registrations of Registrable Securities initiated pursuant to Section 1.3, including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees up to a maximum of $30,000 and disbursements of one counsel for the selling Holder or Holders selected by Holders selling a majority of the subject Registrable Securities with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

        1.8    Delay of Registration.    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

        1.9    Indemnification.    In the event any Registrable Securities are included in a registration statement under this Section 1:

          (a)    Indemnification by the Company.    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any or each agent, officer, director, stockholder or partner of each Holder, any or each grantor or beneficiary of a Holder that is a trust, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action (1) to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person or (2) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), such Violation arises out of a material misstatement or omission contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act.

          (b)    Indemnification by the Holders.    To the extent permitted by law, each Holder joining in registration will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, any underwriter and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information (including, without limitation, written negative responses to inquiries) furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder; provided, further, that the indemnity under this

  Section 1.9(b) shall not be deemed to relieve any underwriter of any of its due diligence obligations.

          (c)    Procedures.    Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 1.9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

          (d)    Contribution.    If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 1.9(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e)    Underwriting Agreement.    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          (f)    Reimbursement.    The contribution required by this Section 1.9 shall be made by periodic payment during the course of the investigation or defense, as and when bills are submitted to the indemnifying party.

          (g)    Survival.    The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise. No indemnifying party, in defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

        1.10    Reports Under Securities Exchange Act of 1934.    With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

          (a)   make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

          (b)   take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to use Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its equity securities to the general public is declared effective;

          (c)   file with the SEC in a timely manner all reports and other documents as may be required of the Company under the Securities Act and the Exchange Act; and

          (d)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

        1.11    Assignment of Registration Rights.    The rights to cause the Company to register securities granted Holders under Sections 1.2, 1.3 and 1.4 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by a Holder; provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws and restrictions on transfer agreed upon by the Holder and the Company (including those set forth in the Purchase Agreement), (b) notice of such assignment is given to the Company, (c) such transferee or assignee (i) is a wholly-owned subsidiary or constituent partner, retired partner, member, retired member or shareholder of such Holder, or a beneficiary or grantor of a Holder that is a trust, or (ii) is a spouse, ancestor or descendant, or (iii) is a trust for the benefit of such Holder or any spouse, ancestor or descendant of such Holder or (iv) acquires from such Holder at least 250,000 shares of Registrable Securities (as appropriately adjusted for stock splits and the like) and (d) such transferee or assignee agrees in writing, within ten (10) days of the transfer, to be bound by all provisions of this Agreement. Notwithstanding the foregoing, all assignees and transferees of a Holder who acquire less than 250,000 shares of Registrable Securities (as appropriately adjusted for stock splits and the like) from such Holder shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

        1.12    Limitations on Subsequent Registration Rights.    From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2,1.3 or 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration within 120 days after the effective date of any registration effected pursuant to Section 1.2.

        1.13    Market-Standoff Agreement.

          (a)    Market-Standoff Period; Agreement.    In connection with the initial public offering of the Company's securities and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise hedge or dispose of any securities of the Company (other than any disposed of in the registration and those acquired by the Holder in the registration or thereafter in open market transactions) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days but subject to such extension or extensions of up to 18 days as may be required by the underwriters in order to publish research reports while complying with the Rule 2711 of the National Association of Securities Dealers, Inc.) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company's initial public offering.

          (b)    Limitations on Lock-Up.    The obligations described in Section 1.13(a) shall apply only if all executive officers and directors of the Company, and all one-percent and greater security holders (on a basis assuming full conversion and exercise of all convertible or exercisable securities) enter into similar agreements. If the Company or the underwriter of any public offering of the Company's securities waives or terminates any standoff or lockup restrictions imposed on any holder of securities of the Company, then such waiver or termination shall be granted to all Holders subject to standoff or lockup restrictions pro rata based on the number of shares of Common Stock beneficially held by such holder and the Holders. From and after the date of this Agreement, the Company shall use its best efforts to ensure that all holders of capital stock of the Company agree to be bound by terms substantially similar to those set forth in this Section 1.13.

          (c)    Stop-Transfer Instructions.    In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.13(a)).

          (d)    Transferees Bound.    Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.13.

        1.14    Termination of Registration Rights.    No Holder shall be entitled to exercise any registration right provided for in this Section 1 after the earlier of (i) five years following the consummation of a Qualified IPO, or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares during a three-month period without registration, without reference to Rule 144(k).

2.     Covenants of the Company.

        2.1    Delivery of Financial Statements.    The Company shall deliver to each Major Investor (other than a Major Investor reasonably deemed by the Board to be a competitor of the Company):

          (a)   as soon as practicable, but in any event within 180 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders' equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company and accompanied by a report and opinion thereon prepared by such accounting firm;

          (b)   as soon as practicable, but in any event within 30 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, complete with variation analysis from budget and prior period;

          (c)   as soon as practicable, but in any event within 30 days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail, complete with variation analysis from budget and prior period; and

          (d)   as soon as practicable, but in any event no later than 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and approved by the Board and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

        2.2    Budget Approval.    The Company's annual operating budget for each fiscal year following 2006 shall require the approval of any three of the four members of the Board of Directors of the Company designated by the Rho Nominee, the Aberdare Nominee, the Care Capital Nominee and the Venrock Nominee pursuant to that certain Amended and Restated Voting Agreement of even date herewith (as each party is defined therein).

        2.3    Delivery of Progress Reports.    The Company shall deliver to each Major Investor (other than a Major Investor reasonably deemed by the Board to be a competitor of the Company) as soon as practicable, but in any event within 30 days after the end of each fiscal quarter of the Company a report from the President of the Company describing the general progress of the Company for such fiscal quarter.

        2.4    Inspection.    The Company shall permit each Major Investor (except for such Major Investor reasonably deemed by the Board to be a competitor of the Company), at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret.

        2.5    Books and Records.    The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

        2.6    Board Expenses.    The Company will pay for the reasonable travel expenses associated with the attendance of all board meetings by the members of the Board of Directors.

        2.7    Right of First Offer.    Subject to applicable securities laws and the terms and conditions specified in this Section 2.7, the Company hereby grants to each Holder a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). A Holder who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners, members or affiliates in such proportions as it deems appropriate.

          Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Holder in accordance with the following provisions:

          (a)   The Company shall deliver a written notice ("Notice") to the Holders stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

          (b)   Within 15 days after receipt of the Notice, each Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Holder bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities); provided, however, that a Holder's portion may be reduced on a pro rata basis among all Holders if the Board unanimously determines that such a reduction is necessary to provide a sufficient incentive for a new investor to purchase shares, which investor may be an existing Holder. The Company shall promptly, in writing, inform each Holder that purchases all the shares available to it (each, a "Fully-Exercising Investor") of any other Holder's failure to do likewise. During the ten-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain all or any part of the Shares for which Holders were entitled to subscribe but which were not subscribed for by the Holders; provided, that if the Fully-Exercising Investors elect to purchase in the aggregate more than 100% of the aggregate number of such Shares, the number of such Shares sold to each Fully-Exercising Investor shall be reduced proportionately in accordance with each electing Fully-Exercising Investor's respective pro-rata shares, which for this purpose shall mean the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held by all Fully-Exercising Investors electing to purchase such available Shares (in such cases, assuming full conversion and exercise of all convertible or exercisable securities).

          (c)   The Company may, during the 45-day period following the expiration of the 10-day period provided in subsection 2.7(b) hereof, offer the remaining un-subscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first re-offered to the Holders in accordance herewith.

          (d)   The term "Shares" shall not include (i) securities offered to the public generally pursuant to a registration statement under the Securities Act, (ii) Common Stock reserved for issuance pursuant to the Company's 2001 Equity Incentive Plan and additional shares of Common Stock (or options therefor) issued or issuable to employees, consultants and directors, pursuant to other plans or agreements approved by the Board for the primary purpose of soliciting or retaining their services, (iii) securities issued or issuable pursuant to the conversion or exercise of convertible or exercisable securities that are outstanding as of the date hereof or that are issued in compliance with this Section, (iv) securities issued or issuable in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, approved by the Board, (v) securities issued or issuable to financial institutions, landlords or lessors in connection with commercial credit arrangements, real estate transactions, equipment financings or similar transactions, the primary purpose of which it other than to obtain financing for the Company through the issuance of equity securities, approved by the Board, (vi) the Series D Preferred Stock issued or issuable pursuant to the Purchase Agreement (vii) securities issued or issuable pursuant to a stock split, stock dividend, combination or like event or (viii) securities issued or issuable pursuant to a strategic alliance or partnering arrangement entered into primarily for non-capital raising purposes and approved by the Board.

        2.8    Employee Agreements.    The Company shall cause all of its current and future employees and consultants (including David Perry and Jacob Platner) to execute confidential information and invention assignment agreements, substantially in the form attached hereto as Exhibit B. Except as specifically approved by the Board, all shares of Common Stock issued, and all options granted, after the date of this Agreement by the Company to its employees, consultants, officers and non-investor directors for shares of Common Stock shall (i) be subject to a right of first refusal in favor of the Company, (ii) vest over a four-year period with one-quarter (25%) vesting at the end of the 12th calendar month following the grant date and 1/48 vesting at the end of each month for the next 36 months of such employment or other retention, and shall be subject to the right of the Company to repurchase any non-vested stock at the price paid by such stockholder and (iii) be subject to standard transfer restrictions. The rights of the Company pursuant to (i) and (ii) above shall be assignable by the Company.

        2.9    Indebtedness.    The Company shall not incur indebtedness in the aggregate principal amount of more than $5,000,000 under its facility with Lighthouse Capital Partners in without approval of the Company's Board of Directors.

        2.10    Termination of Covenants.

          (a)   The covenants set forth in Sections 2.1 through Section 2.9 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon the closing of (A) any consolidation or merger of the Company with or into any other corporation or entity, (B) a sale of substantially all of the assets or stock of the Company or (C) any other transaction or series of transactions (other than equity financing transactions), provided that, in each of cases (A), (B) and (C), as a result of such consolidation, merger, sale or other transaction, the stockholders of the Company immediately prior to the closing thereof, and as a result of the consideration issued therein, do not own immediately after such closing, in approximately the same relative percentages, at least 50% of the voting power of the Company, the surviving entity or its parent.

          (b)   The covenants set forth in Sections 2.1 through 2.3 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.10(a) above.

3.     Miscellaneous.

        3.1    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly canceled.

        3.2    Recapitalizations, Etc.    The provisions of this Agreement (including any calculation of share ownership) shall apply, to the full extent set forth herein with respect to the Registrable Securities and to the Common Stock, to any and all shares of capital stock of the Company or any capital stock, partnership or member units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Common Stock by reason of any stock dividend, split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

        3.3    Successors and Assigns.    Except as otherwise provided in this Agreement, and subject to the restriction on transfer set forth in the Purchase Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        3.4    Amendments and Waivers.    This Agreement may be amended or waived only with the written consent of the Company and the holders of at least 60% of the Registrable Securities then outstanding. The Investors and their successors and assigns acknowledge that by operation of this Section 3.4, the holders of at least 60% of the then outstanding Registrable Securities, when acting together with the Company, will have the right and power to diminish or eliminate any rights or increase any or all obligations under this Agreement.

        3.5    Notices.    Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by nationally recognized overnight courier or sent by confirmed fax, or if mailed to a domestic address, on the third business day after being deposited in the U.S. mail, as certified or registered mail, return receipt requested, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth below or on Exhibit A hereto or as subsequently modified by written notice.

        3.6    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

        3.7    Delays or Omissions; Remedies Cumulative.    No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

        3.8    Attorneys' Fees.    If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        3.9    Governing Law.    This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

        3.10    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        3.11    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        3.12    Aggregation of Stock.    All shares of Company stock held or acquired by affiliated Persons (including former and current partners, former and current members and former and current stockholders) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

        3.13    Confidentiality.    Each Holder agrees that, except with the prior written permission of the applicable party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company or any other party to which such Holder has been or shall become privy by reason of this Agreement (including Sections 2.1 and 2.3 hereof). The provisions of this Section 3.13 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

        3.14    Additional Parties.    Persons who become "Purchasers" of the Company's Series D Preferred Stock after the effective date of this Agreement pursuant to and in accordance with the Purchase Agreement and who execute signature pages to this Agreement shall become parties hereto, and no consent or waiver of any other party hereto, other than the Company, shall be required to add any such additional party.

[Signature Pages Follow]

        The parties hereto have executed this Amended and Restated Investors' Rights Agreement as of the date first above written.

COMPANY:
ANACOR PHARMACEUTICALS, INC.
By:	/s/ DAVID PERRY
Name:	David Perry
Title:	Chief Executive Officer
Address:	1060 East Meadow Circle Palo Alto, California 94303

SIGNATURE PAGE TO THE AMENDED AND
RESTATED INVESTORS' RIGHTS AGREEMENT

INVESTORS:
RHO VENTURES IV, L.P.
By:	Rho Management Ventures IV, L.L.C., General Partner
By:	/s/ MARK LESCHLY
Name:	Mark Leschly
Title:	Managing Member
Address:	152 W. 57th Street, 23rd Floor New York, New York 10019
RHO VENTURES IV GmbH & CO. BETEILIGUNGS KG
By:	Rho Capital Partners Verwaltungs GmbH, General Partner
By:	/s/ MARK LESCHLY
Name:	Mark Leschly
Title:	Managing Director
Address:	152 W. 57th Street, 23rd Floor New York, New York 10019

RHO VENTURES IV (QP), L.P.
By:	Rho Management Ventures IV, L.L.C., General Partner
By:	/s/ MARK LESCHLY
Name:	Mark Leschly
Title:	Managing Member
Address:	152 W. 57th Street, 23rd Floor New York, New York 10019
RHO MANAGEMENT TRUST I
By:	Rho Capital Partners, Inc., as Investment Adviser
By:	/s/ MARK LESCHLY
Name:	Mark Leschly
Title:	Managing Partner
Address:	152 W. 57th Street, 23rd Floor New York, New York 10019

ABERDARE VENTURES II, L.P.
By:	Aberdare GP II, LLC, its General Partner
By:	/s/ PAUL H. KLINGENSTEIN
Name:	Paul H. Klingenstein
Title:	Member
Address:	One Embarcadero Center San Francisco, California 94111
ABERDARE VENTURES II (BERMUDA), L.P.
By:
By:	/s/ PAUL H. KLINGENSTEIN
Name:
Title:
Address:
/s/ PAUL H. KLINGENSTEIN Paul H. Klingenstein
/s/ JOHN H. ODDEN John H. Odden

CARE CAPITAL INVESTMENTS II, LP
By:	Care Capital II, LLC as general partner of Care Capital Investments II, LP
By:	/s/ DAVID R. RAMSAY
Name: (print)	David R. Ramsay
Title:	Partner
Address:	47 Hulfish Street, Suite 310 Princeton, NJ 08542
CARE CAPITAL OFFSHORE INVESTMENTS II, LP
By:	Care Capital II, LLC as general partner of Care Capital Offshore Investments II, LP
By:	/s/ DAVID R. RAMSAY
Name: (print)	David R. Ramsay
Title:	Partner
Address:	47 Hulfish Street, Suite 310 Princeton, NJ 08542

VENROCK PARTNERS, L.P. by its General Partner, Venrock Partners Management, LLC
By:	/s/ ANDERS D. HOVE
Name:	Anders D. Hove
Title:	Member
Address:	30 Rockefeller Plaza Room 5508 New York, NY 10112
VENROCK ASSOCIATES IV, L.P. by its General Partner, Venrock Management IV, LLC
By:	/s/ ANDERS D. HOVE
Name:	Anders D. Hove
Title:	Member
Address:	30 Rockefeller Plaza Room 5508 New York, NY 10112
VENROCK ENTREPRENEURS FUND IV, L.P. by its General Partner, VEF Management IV, LLC
By:	/s/ ANDERS D. HOVE
Name:	Anders D. Hove
Title:	Member
Address:	30 Rockefeller Plaza Room 5508 New York, NY 10112

RED ABBEY VENTURE PARTNERS (QP), LP
By:	Red Abbey Ventures Partners, LLC, its General Partner
By:	/s/ MATT ZUGA Matt Zuga, its Managing Member
Address:	2330 West Joppa Road Suite 330 Lutherville, MD 21093
RED ABBEY VENTURE PARTNERS, LP
By:	Red Abbey Ventures Partners, LLC, its General Partner
By:	/s/ MATT ZUGA Matt Zuga, its Managing Member
Address:	2330 West Joppa Road Suite 330 Lutherville, MD 21093
RED ABBEY CEO'S FUND, LP
By:	Red Abbey Ventures Partners, LLC, its General Partner
By:	/s/ MATT ZUGA Matt Zuga, its Managing Member
Address:	2330 West Joppa Road Suite 330 Lutherville, MD 21093

McAdams-Shapiro Family Trust dated May 24, 1999
By:	/s/ LUCY SHAPIRO
Name:	Lucy Shapiro
Title:	Trustee
Address:	724 Esplanada Way Stanford, CA 94305

/s/ STEPHEN BENKOVIC Stephen Benkovic
Address:	771 Teaberry Lane
State College, PA 16803

/s/ MARK WEEKS Mark Weeks
Address:

VLG 2006 Investments LLC
By:	Heller Ehrman LLP, Manager
By:	/s/ MARK ROYER
Name:	Mark Royer
Title:	Fund Manager

Lighthouse Capital Partners V, LP
By:	Lighthouse Management Partners V, L.L.C., its general partner
By:	/s/ THOMAS CONNEELY
Name:	Thomas Conneely
Title:	Vice President
Address:	500 Drakes Landing Road Greenbrae, CA 94904 Attn: Contract Administration

EXHIBIT A

LIST OF INVESTORS

Rho Ventures IV, L.P. 152 West 57th, 23rd Floor New York, NY 10019 fax (212)751-3613
Rho Ventures IV GmbH & Co. Beteiligungs KG 152 West 57th, 23rd Floor New York, NY 10019 fax (212) 751-3613
Rho Ventures IV (QP), L.P. 152 West 57th, 23rd Floor New York, NY 10019 fax (212)751-3613
Rho Management Trust I 152 West 57th, 23rd Floor New York, NY 10019 fax (212) 751-3613
Aberdare Ventures II, L.P. One Embarcadero Center San Francisco, CA 94111 fax (415) 392-4264
Aberdare Ventures II (Bermuda), L.P. c/o Aberdare Ventures II, L.P. One Embarcadero Center San Francisco, CA 94111 fax (415) 392-4264
Paul H. Klingenstein c/o Aberdare Ventures II, L.P. One Embarcadero Center San Francisco, CA 94111 fax (415) 392-4264
John H. Odden c/o Aberdare Ventures II, L.P. One Embarcadero Center San Francisco, CA 94111 fax (415) 392-4264
Care Capital Investments II, LP 47 Hulfish Street, Suite 310 Princeton, NJ 08542 fax (609) 683-5787
Care Capital Offshore Investments II, LP 47 Hulfish Street, Suite 310 Princeton, NJ 08542 fax (609) 683-5787

Venrock Partners, L.P. 30 Rockefeller Plaza, Room 5508 New York, NY 10112
Venrock Associates IV, L.P. 30 Rockefeller Plaza, Room 5508 New York, NY 10112
Venrock Entrepreneurs Fund IV, L.P. 30 Rockefeller Plaza, Room 5508 New York, NY 10112
Red Abbey Venture Partners (QP), LP 2330 West Joppa Road Suite 330 Lutherville, MD 21093
Red Abbey Venture Partners, LP 2330 West Joppa Road Suite 330 Lutherville, MD 21093
Red Abbey CEO's Fund, LP 2330 West Joppa Road Suite 330 Lutherville, MD 21093
Stephen Benkovic 771 Teaberry Lane State College, PA 16803
McAdams-Shapiro Family Trust dated May 24, 1999 724 Esplanada Way Stanford, CA 94305
HEWM/VLG Investments LLC 275 Middlefield Road Menlo Park, CA 94025
VLG Investments 2006 LLC 275 Middlefield Road Menlo Park, CA 94025
Mark B. Weeks 275 Middlefield Road Menlo Park, CA 94025
Lighthouse Capital Partners V, L.P. 500 Drakes Landing Rd. Greenbrae, CA 94904 Attn: Contracts Administration

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AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
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EXHIBIT A LIST OF INVESTORS